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                                                                    EXHIBIT 99.1

AMERISTAR CASINOS, INC. REPORTS EXPECTED 4TH QUARTER RESULTS

LAS VEGAS, January 17, 2001 - Ameristar Casinos, Inc. (Nasdaq: ASCA) announced today that it expects fourth quarter earnings per share before extraordinary charges to be approximately $0.02 per share compared to analyst estimates of $0.04 per share. The following factors have contributed to the company's results being lower than expected:

      -- The company's Council Bluffs and Vicksburg properties experienced disruption resulting from ongoing renovation projects during the fourth quarter. These projects are expected to be completed during the first half of 2001.

      -- Severe winter weather conditions in most of the company's markets adversely affected performance during December.

      -- The company completed the acquisition of its Kansas City and St. Charles properties on December 20, 2000. The Missouri properties added revenue and operating income based on their operations for the last eleven days of the quarter. This additional income was largely offset by a $2 million one-time charge related to the acquisition and additional interest and depreciation costs.

Due to an extraordinary charge of $9.9 million associated with the retirement of the company's $100 million Senior Subordinated Notes and $115 million Revolving Credit Facility, the company expects to report a net after-tax loss of approximately $0.31 per share for the fourth quarter.

This press release contains certain forward-looking statements that generally can be identified by the context of the statement or the use of words such as the company or its management "believes," "anticipates," "intends," "expects," "plans," or words of similar meaning. Similarly, statements that describe the company's future plans, objectives, strategies or goals are forward-looking statements. Although management believes that the assumptions underlying the forward-looking statements are reasonable, these assumptions and the forward-looking statements are subject to various factors, risks and uncertainties, many of which are beyond the control of the company. Accordingly, actual results could differ from those contemplated by the forward-looking statements contained in this press release. Attention is directed to "Item 1. Business -- Risk Factors" in the Annual Report on Form 10-K of Ameristar Casinos, Inc. for the fiscal year ended Dec. 31, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Quarterly Report on Form 10-Q/A on Ameristar Casinos, Inc. for the fiscal quarter ended September 30, 2000 for a discussion of some of the factors, risks and uncertainties that could affect the company's future results.

Ameristar Casinos, Inc., a publicly traded company (Nasdaq, ASCA) with a strong background in the gaming and hospitality industry dating back to 1954, owns and operates Ameristar Casino Kansas City in Kansas City, Missouri, Ameristar Casino Council Bluffs in Council Bluffs, Iowa in metropolitan Omaha, Ameristar Casino St. Charles in St. Charles, Missouri in metropolitan St. Louis, Ameristar Casino Vicksburg in Vicksburg, Mississippi, Cactus Petes Resort Casino and The Horseshu Hotel & Casino in Jackpot, Nevada and The Reserve Hotel Casino in Henderson, Nevada in metropolitan Las Vegas.

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